                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2007 RESULTS

Tecumseh, Michigan, November 14, 2007 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2007 third quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                             Three Months Ended     Nine Months Ended
                                                               September 30,            June 30,
                                                            -------------------   ---------------------
(Dollars in millions except per share amounts)                2007       2006        2007        2006
                                                            --------   --------   ---------   ---------
NET SALES                                                    $ 336.1    $ 319.5    $1,043.2    $1,004.6
   Cost of sales                                               302.5      305.5       953.6       953.9
   Selling and administrative expenses                          27.6       33.8        97.1       103.8
   Impairments, restructuring charges and other items           26.2        8.4        25.3        11.6
                                                             -------    -------    --------    --------
OPERATING LOSS                                                 (20.2)     (28.2)      (32.8)      (64.7)
   Interest expense                                             (6.6)      (5.7)      (25.5)      (16.8)
   Interest income and other, net                                1.1        2.3         4.8        10.6
                                                             -------    -------    --------    --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                   (25.7)     (31.6)      (53.5)      (70.9)
   Tax (benefit) expense                                        (3.1)       6.7        (6.3)       (2.9)
                                                             -------    -------    --------    --------
   Loss from continuing operations                             (22.6)     (38.3)      (47.2)      (68.0)
                                                             -------    -------    --------    --------
   Income (loss) from discontinued operations, net of tax      (54.6)       0.5      (135.0)       51.5
                                                             -------    -------    --------    --------
NET LOSS                                                      ($77.2)    ($37.8)    ($182.2)     ($16.5)
                                                             -------    -------    --------    --------
Basic and diluted income (loss) per share:
   Continuing operations                                      ($1.23)    ($2.07)     ($2.55)     ($3.68)
                                                             -------    -------    --------    --------
   Discontinued operations                                     (2.95)      0.02       (7.30)       2.79
                                                             -------    -------    --------    --------
NET LOSS PER SHARE                                            ($4.18)    ($2.05)     ($9.85)     ($0.89)
                                                             -------    -------    --------    --------
WEIGHTED AVERAGE SHARES (in thousands of shares)              18,480     18,480      18,480      18,480
                                                             =======    =======    ========    ========

Consolidated net sales from continuing operations in the third quarter of 2007 increased to $336.1 million from $319.5 million in 2006. Sales increases attributable to the Compressor segment ($47.6 million, of which $22.0 was due to the effect of currency translation) were offset by a substantial decline ($31.4 million) in sales in the Engine & Power Train segment. The remaining increase of $0.4 million was attributable to businesses that are not associated with our reportable business segments.

Consolidated net loss from continuing operations for the third quarter of 2007 was $22.6 million ($1.23 per share) compared to net loss of $38.3 million ($2.07 per share) in the third quarter of 2006. The change in pretax operating profit/(loss), excluding impairments, restructuring charges, and other items, reflected a $25.8 million improvement. Improvements in productivity and purchasing costs and other cost reductions contributed $28.4 million to 2007 third quarter results. Increases in selling price, net of volume impacts, also improved results by $1.9 million when compared to the 2006 third quarter. In addition, net losses of $6.9 million by our Brazilian engine subsidiary, TMT Motoco, were recorded in 2006; since TMT Motoco is no longer included in results from operations, and was idled during the period, no similar results were reported in the third quarter of 2007. In addition, despite higher commodity costs, particularly for copper, favorable hedging activities created a favorable variance of $2.0 million when compared to the same period of 2006. However, unfavorable trends in foreign currency exchange resulted in a $13.4 million decline when compared to the prior year.

Selling, general and administrative ("SG&A") expenses were $27.6 million in the three months ended September 30, 2007, as compared to $33.8 million in the three months ended September 30, 2006. As a percentage of net sales, selling, general and administrative expenses were 8.2% and 10.6% in the third quarters of 2007 and 2006, respectively. Reductions in SG & A were in part attributable to overhead cost improvements that resulted from our restructuring efforts over the past year, including $2.0 million in savings at the Engine & Power Train group. Costs associated with professional fees improved by $4.0 million, primarily due to reductions in fees paid to AlixPartners. $1.8 million was expensed in the third quarter of 2007 for AlixPartners services, including the services of James Bonsall, while $5.5 million was incurred in the third quarter of 2006 for their consulting services provided to our Engine & Power Train business.

Expense of $26.2 million was recorded in impairments, restructuring charges or other items in the three months ended September 30, 2007, compared to charges of $8.4 million in the three months ended September 30, 2006. These amounts are described below in "Impairments and Other Restructuring Items."

Interest expense amounted to $6.6 million in the third quarter of 2007 compared to $5.7 million in the third quarter of 2006. The increase is primarily attributable to higher interest rates in our foreign subsidiaries. The consolidated condensed statement of operations reflects a $3.1 million income tax benefit for the third quarter of 2007 and a $6.7 million income tax expense for the third quarter 2006. Income taxes are recorded pursuant to SFAS No. 109, "Accounting for Income Taxes," and are applied on a jurisdiction by jurisdiction basis. In the three months ended September 30, 2007, we recorded federal tax benefits on net losses from continuing and discontinued operations, but federal tax expense based on income in other comprehensive income ("OCI"). In the three months ended September 30, 2006, we reported federal tax benefits on losses from continuing operations, but federal tax expense on income in OCI as well as on income from discontinued operations.

Since we pay taxes in various states there is also an expense recorded in the U.S. that is related to separate company state tax liabilities, including state tax expense that is recorded in discontinued operations. On July 12, 2007, the State of Michigan enacted the Michigan Business Tax (MBT) as a replacement for the Single Business Tax (SBT), which expires at the end of 2007. The MBT is effective on January 1, 2008 and is comprised of two components: an income tax and a modified gross receipts tax. The two components of the MBT are accounted for in accordance with the provisions of SFAS No. 109. As a result of the MBT enactment, we recorded an income tax expense of approximately $2.2 million in the quarter ended September 30, 2007.

Consolidated net sales from continuing operations in the first nine months of 2007 increased to $1,043.2 million from $1,004.6 million in 2006. Excluding the increase in sales due to the effects of currency fluctuation of $53.5 million, sales for the first three quarters of 2007 decreased by $14.9 million or 1.5%. Sales increases of $109.1 million attributable to the Compressor segment were more than offset by a significant decline in sales of $71.7 million in the Engine & Power Train segment. The remaining increase of $1.2 million is attributable to businesses that are not associated with our reportable business segments.

Consolidated net loss from continuing operations for the first nine months of 2007 was $47.2 million ($2.55 per share) compared to a net loss of $68.0 million ($3.68 per share) in the first nine months of 2006. The change in pretax operating loss, excluding impairments, restructuring charges, and other items, reflected a $45.6 million improvement. Increases in selling price, net of volume impacts, improved results by $34.9 million when compared to 2006. Improvements in productivity and purchasing costs contributed $31.3 million to 2007 year to date results, and other cost reductions (including reductions in fees paid to AlixPartners of $11.7 million) improved 2007 year to date results by $21.1 million. In addition, net losses of $8.8 million by our Brazilian engine subsidiary, TMT Motoco, were recorded in 2006; since TMT Motoco is no longer included in results from operations, no similar results were reported in 2007. However, unfavorable trends in foreign currency exchange resulted in a $35.0 million decline when compared to the prior year, and the higher cost of copper and other commodities created a net unfavorable variance of $15.5 million through three quarters of 2007.

Selling and administrative expenses were $97.1 million in the nine months ended September 30, 2007, as compared to $103.8 million in the nine months ended September 30, 2006. As a percentage of net sales, selling and administrative expenses were 9.3% and 10.3% in the first nine months of 2007 and 2006, respectively. Cost reductions were primarily attributable to reduced salary and wage expense, as a result of lower headcounts when compared to the same period of 2006.

Expense of $25.3 million was recorded in impairments, restructuring charges and other items in the nine months ended September 30, 2007, compared to expense of $11.6 million in the nine months ended September 30, 2006. These amounts are described below in "Impairments and Other Restructuring Items."

Interest expense amounted to $25.5 million in the first nine months of 2007 compared to $16.8 million in the first nine months of 2006. The increase was primarily related to higher average interest rates associated with our current borrowing arrangements as compared to the same period in 2006.

The consolidated condensed statement of operations reflects a $6.3 million income tax benefit for the first three quarters of 2007 and a $2.9 million income tax benefit for the first three quarters of 2006.

The results of the Electrical Components business segment for the three and nine months ended September 30, 2007 and 2006 are included in income (loss) from discontinued operations, as our board of directors has approved a plan to sell the entire segment. On August 31, 2007, we completed an agreement with Regal Beloit Corporation, selling the Residential & Commercial and Asia Pacific divisions of this business segment to Regal Beloit for $220 million in cash, subject to customary adjustments at closing. The proceeds were utilized to pay off our Second Lien credit agreement in full, as well as the majority of the balance outstanding under our First Lien credit agreement. On November 1, 2007, we signed an agreement to sell our Automotive & Specialty business operations to affiliates of Sun Capital Partners Group V, LLC for $10 million in cash, subject to customary adjustments at closing.

On October 22, 2007, we signed a Definitive Stock Purchase Agreement to sell our Engine & Power Train business operations to affiliates of Platinum Equity, LLC for $51 million in cash, subject to customary adjustments at closing. The principal terms of this agreement were disclosed in a Current Report on Form 8-K that we filed on October 26, 2007. The transaction was completed on November 9, 2007, and the proceeds were used to repay the balance remaining to our First Lien lender, effectively eliminating all of our domestic debt. While the Engine & Power Train business operations were included as part of continuing operations in our third quarter results, they will be included with discontinued operations effective with the fourth quarter of 2007.

With the execution of the respective completed and pending sale transactions described above, we have successfully divested our non-core business segments in order to focus on our compressor operations. One of the benefits of these transactions has been the elimination of our domestic debt, which we estimate will reduce our annualized interest expense by approximately $22 million. However, with the transition of the business to a compressor company, certain challenges become more pronounced, particularly exposure to fluctuations in foreign currency, as approximately 80% of our remaining manufacturing presence as well as our sales activity is now conducted outside the U.S. Accordingly, further declines in the value of the dollar or overall economic conditions could result in further stresses upon the cash flows of the remaining business. We expect that the improved liquidity provided by these divestures and other actions will enable the business to address these challenges over the near term should they arise.

During the second quarter of 2006, we completed the sale of 100% of our ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 are also classified under discontinued operations. Under accounting rules, we have also allocated the portion of our interest expense associated with this operation to the discontinued operations line item. As required by our lending agreements, the proceeds were utilized to repay a portion of our debt.

Compressor Business

Third quarter 2007 sales in the Compressor segment increased to $278.4 million from $230.8 million in the prior year. $22.0 million of the $47.6 million increase in sales was due to the effects of foreign currency translation. Sales increases in this segment were led by the commercial product lines (up $27.5 million), an increase of 26.2%. Sales increases were also reported in residential air conditioning product lines (up $14.7 million or 67.7%) and refrigeration and freezer product lines (up $5.3 million or 5.9%). The majority of these increases were attributable to pricing advances and foreign currency translation.

Compressor business income for the third quarter of 2007 was $7.1 million compared to an operating loss of $6.5 million in the third quarter of 2006. The $13.6 million improvement was attributable to the net favorable impact of volume and pricing changes ($20.1 million) and productivity and other improvements ($4.8 million). Including the effects of favorable hedging activities, the price of copper and other commodities also contributed favorably to results by approximately $2.1 million in the third quarter of 2007. These year-on-year improvements were partially offset by unfavorable foreign currency exchange rates ($13.4 million). For the third quarter, the Brazilian Real was on average 9.0% stronger against the U.S. Dollar in 2007 versus 2006.

Compressor business sales in the first nine months of 2007 increased to $864.7 million from $755.6 million in the first nine months of 2006. Excluding the increase in sales due to the effects of foreign currency translation of $53.5 million, sales increased by 7.4% in the first nine months of 2007. Sales increases in this segment were led by the commercial product lines (up $52.7 million), an increase of 15.1%. Sales increases were also reported in refrigeration and freezer product lines (up $46.4 million or 17.2%), while residential air conditioning declined (down $5.8 million or 5.7%). The majority of these increases were attributable to pricing advances and foreign currency translation. In the aggregate, the remainder of the compressor product lines increased by $15.8 million.

Operating income for the nine months ended September 30, 2007 amounted to $28.4 million compared to operating loss of $3.7 million for the first nine months of 2006. The higher operating income was attributable to price advances and volume impacts ($62.0 million) and productivity, purchasing, and other improvements ($20.8 million). These improvements were offset by unfavorable currency exchange impacts ($35.2 million) and higher commodity costs ($15.5 million). Through the first nine months of 2007, the Brazilian Real was on average 8.7% stronger against the U.S. Dollar compared to the same period in 2006, and the average price of copper increased by 7.5% over the same period.

Engine & Power Train Business

Engine & Power Train business sales were $53.8 million in the third quarter of 2007 compared to $85.2 million for the same period a year ago. Declines were led by engines for snowthrowers (down $31.0 million), a decline of 50.0%. This decline was due to the carryover of excess inventories from the prior season by our customers and retailers, as well as conservative buying patterns by those same customers as we enter the current selling season. The remaining decreases in the Engine & Power Train Group were spread across multiple product lines.

Despite the decline in sales volume, the Engine & Power Train business recorded an operating profit of $0.1 million for the third quarter of 2007, compared to a loss of $9.2 million during the same period a year ago. Productivity, purchasing and other improvements accounted for $15.1 million of the favorable results. As well, losses associated with TMT Motoco of $6.9 million in the third quarter of 2006 were not repeated in 2007. In addition, while $5.5 million in fees were paid to AlixPartners in the third quarter of 2006, no such expense was recorded in the same period of 2007. These improvements to third quarter 2007 results were offset by the impact of volume declines of $18.2 million.

Engine & Power Train sales through the first nine months of 2007 amounted to $165.9 million compared to $237.6 million in the same period of 2006. The decline in sales for the first nine months of the year was primarily due to the lower sales of $38.4 million or 48.9% in engines for snowthrowers. This decline was due to the carryover of excess inventories from the prior season by our customers, as well as conservative buying patterns by those same customers as we enter the current selling season. Sales of engines for walk behind and riding mowers declined by $19.3 million or 23.1% when compared to the first nine months of 2006. Reductions in both walk behind and riding mower engines were a result of our disruption in supply from TMT Motoco in Brazil, as customers sought alternative supply sources. Engines for generators were also down by $10.3 million, a decline of 70.5%, due to lack of significant hurricane or other storm activity in recent months. The remaining decreases in the Engine & Power Train Group were spread across multiple product lines.

For the first nine months of 2007, the business incurred an operating loss of $16.4 million compared to an operating loss of $38.9 million in 2006. Productivity, purchasing, and other improvements of $25.8 million contributed to the favorable result; in addition, fees paid to AlixPartners for their assistance in implementing our restructuring efforts were reduced by $18.8 million year-on-year. As well, losses associated with TMT Motoco of $8.8 million through three quarters of 2006 were not repeated in 2007. These improvements were offset by the effect of volume declines and pricing impacts of $27.4 million. In addition, a gain of $3.5 million was recorded in the first nine months of 2006 on the sale of our facility in Douglas, Georgia, whereas no similar gain was realized in 2007.

Impairments and Other Restructuring Items

We recorded expense of $26.2 million in impairments, restructuring charges, or other items in the three months ended September 30, 2007, and expense of $25.3 million in the nine months ended September 30, 2007. In light of the agreement reached on October 22, 2007 to sell the assets of our Engine & Power Train business segment to Platinum Equity LLC, we performed an interim analysis of the fair value of the assets of the business unit at September 30, 2007. We utilized the final purchase price agreed upon with

Platinum Equity as our indication of the fair market valuation of the business. As a result, we recorded an impairment to the long-term assets of the business segment of $28.1 million. Further adjustment to the loss on sale may result due to post-closing adjustments to the purchase price pursuant to the agreement. In contrast, as a result of the previously announced closure of our Engine & Power Train facility in New Holstein, Wisconsin and the associated curtailment of pension and retiree benefits of its employees, we recognized a net gain of $2.0 million in the third quarter of 2007. A net gain of $6.9 million related to this pension curtailment was also recognized in the second quarter of 2007. In addition, we recorded $5.7 million in obsolescence charges in the second quarter associated with the completion of our lawn and garden selling season and the cessation of business sourced from Brazil at the Engine & Power Train group. The remaining charges primarily related to reductions in force executed during the second quarter across several of our business units.

We recognized asset impairment charges of $8.4 million and $11.6 million for the three and nine months ended September 30, 2006, respectively. In the third quarter of 2006, we incurred asset impairment and restructuring charges of $8.4 million related to the Engine & Power Train business for the write-down of assets that had become idled as part of the segment's overall restructuring program. During the second quarter of 2006, we incurred asset impairment and other charges of $2.6 million related to the Engine & Power Train business for the consolidation of transmission production into a single U.S. facility. The remainder of the 2006 impairment charges related to the completion of programs initiated in 2005.

Legal Proceedings

     On March 28, 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian court to pursue a judicial restructuring, which is similar to U.S. Chapter 11 bankruptcy protection. TMT Motoco filed its restructuring plan with the court on May 28, and the court is currently evaluating this plan. The facility suspended operations on the date it filed for the judicial restructuring, and it has not been determined whether or when it will re-open in the future. We are currently in negotiations with our creditors, as well as a third party who is seeking to re-open the facility. If these negotiations prove successful, we would release our shares in exchange for the assumption of liabilities by that third party. The outcome of such negotiations is uncertain, and would require the cooperation of the buyer of the remainder of our Engine & Power Train business. If such arrangements were not to be completed, the most likely outcome would be the declaration of bankruptcy by the Brazilian court, and a subsequent liquidation of the assets.

TMT Motoco was removed from our consolidated balance sheets effective March 28, 2007, and is now being accounted for under the equity method. The following is a summary of the assets, liabilities and equity of TMT Motoco at September 30, 2007:

                                             September 30,
(Dollars in millions)                            2007
                                             -------------
Accounts receivable, net                        $  0.2
Inventories                                       21.7
Other current assets                               8.8
Property, plant and equipment, net                70.9
                                                ------
Total Assets                                    $101.6
                                                ======
Accounts payable, trade                         $  8.3
Other current liabilities                         99.0
                                                ------
Total Liabilities                                107.3
Shareholders' Deficit                             (5.7)
                                                ------
Total Liabilities and Shareholders' Equity      $101.6
                                                ======

Adequacy of Liquidity Sources

Historically, cash flows from operations and borrowing capacity under previous credit facilities were sufficient to meet our long-term debt maturities, projected capital expenditures and anticipated working capital requirements. However, in 2006 and through the third quarter of 2007 cash flows from operations were negative and we have had to rely on existing cash balances, proceeds from credit facilities and asset sales to fund our needs.

Through second quarter of 2007, our main domestic credit facilities were provided under a $250 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. On August 27, 2007, we entered into an amendment to our First Lien Credit Agreement, in anticipation of the closing of the sale of the Residential & Commercial and Asia Pacific operations to Regal Beloit Corporation. The principal terms of this amendment were described in a Current Report on Form 8-K dated August 31, 2007. Among other things, the amendment deleted the minimum adjusted EBITDA and fixed charge coverage covenants for the third and fourth quarters of 2007, and reduced the lenders' total commitment from $250 million to $175 million. The amendment also imposed a new covenant requiring us to maintain a minimum of $50 million in credit availability; after giving effect to an existing $10 million availability reserve, we were in effect required to maintain a minimum of $60 million of credit availability. Consistent with the terms of the original First Lien Credit Agreement, the amendment provides for security interests in substantially all of our assets, and places limits on additional foreign borrowings and fees paid for professional services. We paid the first lien lender fees totaling $425,000 in connection with the amendment. As of September 30, 2007, the weighted average annual interest rate on our First Lien credit agreement was 7.9%.

Under the terms of the First Lien Credit Agreement, as of September 30, 2007 we had the capacity for additional borrowings under the borrowing base formula of $114.9 million ($25.2 million in the U.S. and $89.7 million in foreign jurisdictions). The First Lien Credit Agreement expires in November, 2009. On August 31, 2007, we paid off the entire balance associated with our Second Lien Credit Agreement, effective with the closing of the sale of portions of our Electrical Components business segment as referenced above. Net proceeds of this sale transaction at closing were approximately $199 million. The proceeds were utilized to repay our Second Lien lender in full, including principal, prepayment penalties and fees, and both cash and PIK interest. The remainder of the proceeds, or approximately $93.6 million, was utilized to reduce the outstanding balance on our First Lien debt.

On November 8, 2007 we entered into an additional amendment to modify our First Lien Credit Agreement, in anticipation of the closing of the sale transaction of the Engine & Power Train business. The principle terms of the amendment reduced the covenant requiring us to maintain minimum levels of availability under our line of credit to $30 million, and reduced the total facility size to $75 million. As a result, after completion of the transaction, we had cash balances in the U.S. of $21.6 million, and U.S availability under our First Lien Credit Agreement of approximately $19.8 million. We paid the first lien lender fees totaling $36,000 in connection with the amendment.

In addition, we have various borrowing arrangements at our foreign subsidiaries to support working capital needs and governmental sponsored borrowings that provide advantageous lending rates. During the quarter, we had net repayments on these arrangements totaling $16.1 million. Our weighted average interest rate for all borrowings, including foreign borrowings, was 8.8% at September 30, 2007.

Although our Second Lien debt has been eliminated, the former lender still possesses a warrant to purchase 1,390,944 shares of Class A Common Stock, which is equivalent to 7% of our fully diluted common stock. This warrant, valued at $7.3 million or $5.29 per share, expires in April of 2012. Based on the terms of the warrant, the exercise price is currently calculated at $6.05 per share. The final exercise price could be lower if the closing price of our common stock drops below $9.31 per share on or before March 27, 2008. The costs associated with this warrant, while originally accounted for as additional interest to be expensed over the remaining terms of the credit agreement, were accelerated upon full repayment of the debt, and resulted in expense of $6.2 million in the third quarter of 2007, which is included in the loss from discontinued operations.

In March of 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian courts to pursue a judicial restructuring, similar to a U.S. filing for Chapter 11 bankruptcy protection. The TMT Motoco filing in Brazil constituted an event of default with our domestic lenders. On April 9, 2007 we obtained amendments to our First and Second Lien Credit Agreements that cured the cross-defaults triggered by the filing in Brazil. We paid $625,000 in fees, plus expenses, to the First Lien lender on April 9, 2007 upon execution of the April 9 amendment, and fees of $750,000, plus expenses, to the Second Lien lender.

In accordance with the amendments discussed above, we are currently in compliance with the covenants of our domestic debt agreement. After giving effect to the sale transactions and the negative impacts of continued unfavorable currency movements, we do not expect to be in compliance with the fixed charge covenant of our First Lien credit agreement at March 31, 2008. However, we do not expect to have any amounts outstanding under the agreement at that time. In anticipation of this condition, we are pursuing a stand-by line of credit under a new collateralized arrangement, although we would not expect to require any outstanding borrowings under that arrangement to fund current operations.

Outlook

Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

The outlook for the fourth quarter of 2007 is subject to the same variables that have negatively impacted us throughout 2006 and the first nine months of 2007. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, we do not expect these factors to become any more favorable in the foreseeable future; in fact, as we complete our transition from a diversified manufacturer to a compressor business, we expect our business to become more sensitive to key risks, particularly commodity pricing and currency exchange rates. Certain key commodities, including copper and aluminum, continue to trade at elevated levels compared to recent history. From January 1, 2006 through October 31, 2007, the price of aluminum increased approximately 7.8%, and the price of copper increased 60.4% in the same time frame. In the first nine months of 2007 alone, copper prices escalated by 27.2%. While copper forward purchase contracts obtained prior to the cost increase have allowed us to maintain costs consistent with, or slightly better than, our 2007 business plan, future costs are expected to continue to rise. We currently hold approximately 70% of our total projected copper requirements for the remainder of 2007 in the form of forward purchase contracts, which will provide us with substantial (though not total) protection from further price increases during the year but also will detract from our ability to benefit from any price decreases. The continued escalation of copper prices through 2007 and into 2008 and beyond could have a long-term unfavorable impact on our results of operations, if adequate pricing increases cannot be obtained from our customers.

The Brazilian Real strengthened 25.5% against the U.S. dollar from January 1, 2006 to October 31, 2007. From July 1 through September 30, 2007, the Real strengthened by 4.7%. Recently, we have also been unfavorably affected by the strengthening of the Indian Rupee, which strengthened by 8.0% in the second and third quarters of 2007. Net of currency hedging activities, this continued strengthening of the Real and the recent strengthening of the Rupee affected our operating results unfavorably by approximately $19.8 million during the first nine months when compared to our 2007 plan.

As a result, we expect the operating results of our compressor business to be slightly unfavorable in the fourth quarter of 2007 when compared to the results of the comparable 2006 period. Improvements in our North American Compressor operations, primarily due to higher sales volumes and overhead cost improvements, will be offset by lower results in Brazil that are attributable to the stronger Real.

As part of our efforts to improve profitability and reduce the consumption of capital resources, we continue to seek price increases to cover our increased input costs, and expect that further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms will be necessary. We believe that such actions will contribute to restoring our profitability, will help to mitigate such negative external factors as currency fluctuation and increased commodity costs, and will result in improved operating performance in the remainder of 2007 and forward.

As a result of the sale of portions of the Electrical Components business segment as well as the Engine & Power Train business, and the impending sale of the Automotive & Specialty business operations, we have completely eliminated our domestic debt as of November 9, 2007.. As a result, we expect our consolidated interest expense in the future to be substantially reduced. Based on the amount of domestic debt we held prior to the sale of businesses, we expect that its elimination will reduce our annualized interest expense by approximately $22 million. However, challenges will remain with respect to our ability to maintain appropriate levels of liquidity, particularly those driven by currency exchange and commodity pricing as discussed above. With expected further weakness of the U.S. dollar versus key currencies such as the Brazilian Real, we expect that we will generate a limited amount of cash until further restructuring activities are implemented, or economic conditions improve. As part of our strategy to maintain sufficient liquidity, we are currently negotiating a new financing arrangement for our North American based activities, and seeking longer term committed financing arrangements in Brazil. In addition, we are generating other sources of cash through various activities as noted below.

We are also engaged in the process of re-evaluating our corporate infrastructure in relation to the level of business activity that remains after our restructuring plans are completed. Such actions could result in further restructuring and/or asset impairment charges in the foreseeable future, and, accordingly, could have a significant effect on our consolidated financial position and future operating results.

We are evaluating further potential sales of product lines, divisions, and various idle assets of the Company, including real estate, equipment, and Company aircraft. The proceeds from any such sales would be used to improve our liquidity. With respect to idle assets, we expect to realize proceeds of approximately $12 million, which we expect to receive in full by the second quarter of 2008.

We recently announced our intent to close one of our U.S. operating facilities, located in Tecumseh, Michigan. The costs associated with this closure will be dependent on the outcome of negotiations with our union. The closure, once completed, is expected to reduce annual costs by $5.6 million.

We are in the process of finalizing the audit of our 2003 tax year, the resolution of which is expected to result in the refund of federal income taxes previously paid of approximately $13.0 million. Receipt of such proceeds is dependent upon final resolution of these audits, estimated to occur within approximately six months.

Finally, we are in the process of executing a conversion of our Salaried Retirement Plan to a new Plan. The existing Plan is substantially over-funded. We expect that this conversion will make net cash available in late 2007 or 2008 to the Company of approximately $55 million, while still fully securing the benefits under the old Plan and funding the new Plan, without additional annual contributions, for six to eight future years. The pension reversion will adversely affect the company's results of operations due to the recognition of the cost of the termination, estimated to be $20 million, as well as a reduction in net period income. The reduction in income, however, has been more than mitigated by other actions taken to reduce the overall cost of benefits and due to personnel reductions. Taking into account the cost of all retiree benefits, both pensions and other post-retirement benefits, total expected income to be recognized in 2008, other than curtailment gains and losses and excluding potential changes in actuarial assumptions, is expected to be approximately $16 million versus $14 million in 2007.

As part of addressing the Company's liquidity needs, we have made substantially lower levels of capital expenditures to date in 2007, and expect to continue that trend throughout the remainder of the year. Capital expenditures in 2007 are projected to be approximately $54 million less than in 2006 and $105.3 million less than in 2005. Looking ahead, we expect capital expenditures in 2008 and beyond to remain at levels far less than historical averages, due to the elimination of non-core businesses and due to a shift away from capital intensive vertical integration to higher levels of outside sourcing of components from suppliers located in low cost countries.

                    RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                         Three Months Ended    Nine Months Ended
                                                            September 30,        September 30,
                                                         -----------------    -------------------
(Dollars in millions)                                       2007      2006      2007       2006
                                                          -------   -------   --------   --------
NET SALES:
   Compressor Products                                    $ 278.4   $ 230.8   $  864.7   $  755.6
   Engine & Power Train Products                             53.8      85.2      165.9      237.6
   Other (a)                                                  3.9       3.5       12.6       11.4
                                                          -------   -------   --------   --------
      Total net sales                                     $ 336.1   $ 319.5   $1,043.2   $1,004.6
                                                          =======   =======   ========   ========

OPERATING INCOME (LOSS):
   Compressor Products                                    $   7.1     ($6.5)  $   28.4      ($3.7)
   Engine & Power Train Products                              0.1      (9.2)     (16.4)     (38.9)
   Other (a)                                                  0.7       0.6        2.4        2.2
   Corporate expenses                                        (1.9)     (4.7)     (21.9)     (12.7)
   Impairments, restructuring charges, and other items      (26.2)     (8.4)     (25.3)     (11.6)
                                                          -------   -------   --------   --------
Total operating loss from continuing operations             (20.2)    (28.2)     (32.8)     (64.7)
Interest expense                                             (6.6)     (5.7)     (25.5)     (16.8)
Interest income and other, net                                1.1       2.3        4.8       10.6
                                                          -------   -------   --------   --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES               ($25.7)   ($31.6)    ($53.5)    ($70.9)
                                                          =======   =======   ========   ========

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                   SEPTEMBER 30,   December 31,
(Dollars in millions)                                  2007            2006
                                                   -------------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                             $   57.2        $   81.9
Accounts receivable, net                                 162.2           219.5
Inventories                                              204.0           353.4
Assets held for sale                                      39.2              --
Other current assets                                      92.9            78.6
                                                      --------        --------
   TOTAL CURRENT ASSETS                                  555.5           733.4
Property, plant and equipment - net                      373.1           552.4
Goodwill and other intangibles                            19.8           180.0
Assets held for sale                                      17.1              --
Other assets                                             356.4           316.9
                                                      --------        --------
   TOTAL ASSETS                                       $1,321.9        $1,782.7
                                                      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable, trade                            $  175.2        $  216.0
   Short-term borrowings                                  68.6           163.2
   Liabilities held for sale                              19.4              --
   Accrued liabilities                                   116.1           130.1
                                                      --------        --------
   TOTAL CURRENT LIABILITIES                             379.3           509.3
Long-term debt                                            34.7           217.3
Deferred income taxes                                     30.5            28.6
Pension and postretirement benefits                      166.0           180.9
Product warranty and self-insured risks                   16.0            13.6
Liabilities held for sale                                  2.2              --
Other non-current liabilities                             34.4            34.6
                                                      --------        --------
   TOTAL LIABILITIES                                     663.1           984.3
STOCKHOLDERS' EQUITY                                     658.8           798.4
                                                      --------        --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $1,321.9        $1,782.7
                                                      ========        ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                    Three Months Ended   Nine Months Ended
                                                                       September 30,       September 30,
                                                                    ------------------   -----------------
(Dollars in millions)                                                 2007       2006      2007      2006
                                                                     ------    ------    -------   -------
TOTAL STOCKHOLDERS' EQUITY
   BEGINNING BALANCE                                                 $730.3    $858.1    $ 798.4   $814.4
Impact of the adoption of FIN 48                                         --        --       (0.4)      --
Comprehensive income (loss):
   Net income (loss)                                                  (77.2)    (37.8)    (182.2)   (16.5)
   Reclassifications included in net loss due to sale of business      (5.0)       --       (5.0)      --
   Other comprehensive income                                          10.7      (2.1)      40.7     20.3
                                                                     ------    ------    -------   ------
Total comprehensive income (loss)                                     (71.5)    (39.9)    (146.5)     3.8
Warrants issued                                                          --        --        7.3       --
                                                                     ------    ------    -------   ------
TOTAL STOCKHOLDERS' EQUITY ENDING BALANCE                            $658.8    $818.2    $ 658.8   $818.2
                                                                     ======    ======    =======   ======

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                                 ------------------
(DOLLARS IN MILLONS)                                               2007      2006
                                                                 -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash used by operating activities                              ($24.5)   ($129.4)
                                                                 -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                                    205.9      132.4
   Capital expenditures                                             (5.9)     (45.6)
   Business acquisition                                               --       (2.0)
                                                                 -------   --------
      Cash provided by (used in) investing activities              200.0       84.8
                                                                 -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt amendment costs                                             (2.9)        --
   Repayment of Senior Guaranteed Notes                               --     (250.0)
   Repayment of Industrial Development Revenue Bonds                  --      (10.5)
   Proceeds (Repayments) from First Lien Credit Agreement, net     (82.8)     147.5
   Proceeds from Second Lien Credit Agreement                         --      100.0
   Repayments from Second Lien Credit Agreement                   (100.0)     (45.4)
   Other proceeds (repayments), net                                (16.1)      45.6
                                                                 -------   --------
      Cash used in financing activities                           (201.8)     (12.8)
                                                                 -------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                              1.6       (0.5)
                                                                 -------   --------
DECREASE IN CASH AND CASH EQUIVALENTS                              (24.7)     (57.9)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                               81.9      116.6
                                                                 -------   --------
  End of period                                                  $  57.2   $   58.7
                                                                 =======   ========

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to i) our ability to maintain adequate liquidity in total and within each foreign operation; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) our success in consummating the transaction for the sale of our Automotive & Specialty business, or the timing for doing so; (iv) weather conditions affecting demand for air conditioners; v) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; vi) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vii) actions of competitors; viii) changes in business conditions and the economy in general in both foreign and domestic markets; ix) the effect of terrorist activity and armed conflict; x) economic trend factors such as housing starts; xi) emerging governmental regulations; xii) the ultimate cost of resolving environmental and legal matters; xiii) our ability to profitably develop, manufacture and sell both new and existing products; xiv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xviii) the outcome of the judicial restructuring of our Brazilian engine manufacturing subsidiary; xix) increased or unexpected warranty claims; and xx) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Tecumseh Products Company will host a conference call to report on the third quarter 2007 results on Thursday, November 15, 2007 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

Contact: Teresa Hess
         Director, Investor Relations
         Tecumseh Products Company
         517-423-8455